                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)           January 16, 1996
                                                -------------------------------

First Chicago NBD Corporation
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                           1-7127                  38-1984850
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(STATE OR OTHER JURISDICTION    (COMMISSION               (IRS EMPLOYER
  OF INCORPORATION)             FILE NUMBER)            IDENTIFICATION NO.)


One First National Plaza,  Chicago, IL                          60670
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   312-732-4000
                                                     ------------

ITEM 5.  OTHER EVENTS
------


     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.






Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    First Chicago NBD Corporation
                                    ------------------------------
                                    (REGISTRANT)


Date:  January 16, 1996             By:  \s\ M. Eileen Kennedy
      -------------------              --------------------------------
                                       Title: Senior Vice President and
                                              Treasurer

                                  Attachment A
                                  ------------



   CHICAGO, January 16, 1996 -- First Chicago NBD Corporation today reported fourth quarter net income of $126 million, or $0.37 per common share on a fully diluted basis. Earnings for the quarter were $318 million, or $0.96 per share, before merger-related charges and investment securities losses. The operating return on common stockholders' equity was 15%.

   For 1995, net income was $1.150 billion, or $3.41 per share. Before merger-related charges and the fourth quarter investment securities losses, full-year 1995 net income was $1.341 billion, or $3.99 per share, representing a return on common equity of 16.8%. Full-year 1994 net income was $1.221 billion, or

$3.58 per share. Return on common equity was 16.6% for 1994.
    Net income was $315 million, or $0.93 per common share, in the year-ago fourth quarter, and $357 million, or $1.06 per share, in the 1995 third quarter.

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

 . The charges related to the merger and restructuring were $225 million, as announced in July. These charges are associated principally with employee severance payments and the integration of facilities and equipment. As a result of these charges, progress toward the annual expense reduction target of $200 million by 1997 remains on track.

   Also, net charges related to the one-time conformance of accounting practices between First Chicago Corporation and NBD Bancorp, Inc. equaled $42 million, or $0.08 per share.

 .  Investment securities losses were $19 million for the fourth quarter, or

   $0.04 per share. As part of the $25 billion asset reduction goal, $1.5 billion of investment securities were sold during the quarter. Since June 30, 1995, investment securities have been reduced by approximately $4.2 billion. Other short-term assets targeted for reduction decreased $2.2 billion from June 30, 1995 to year-end. In addition, the Corporation reclassified all "held-to-maturity" investments as "available-for-sale." At December 31, 1995, unrealized appreciation in the investment securities portfolio totaled approximately $175 million.

 .  Managed credit card receivables increased 34% to $17.5 billion at

   December 31, 1995, versus $13.1 billion at year-end 1994.  A record   3.4
   million new credit card accounts were added during 1995. The   total
   securitized credit card portfolio was $7.9 billion at year-end.

 .  Other loans, excluding credit card receivables, increased 14% from year-  end
   1994 to year-end 1995, principally reflecting increases in loans to   middle
   market and retail customers.

 . Trading profits were $48 million in the fourth quarter, up sharply from the year-ago quarter, but down from 1995's third quarter. For the year, combined trading profits were $210 million, substantially higher than the $86 million recorded in 1994.

 . Equity securities gains totaled $72 million for the quarter, due principally to an excellent market for initial public offerings. Total equity securities gains for 1995 were $253 million, largely from the venture capital portfolio.

 . Credit quality ratios remained superior at year-end 1995. Nonperforming assets of $397 million represented just 0.6% of loans and other real estate. The allowance for credit losses as a percentage of nonperforming loans was 369% at year-end. For the fourth quarter, the provision for credit losses increased to $210 million, due primarily to significant growth in credit card receivables and charge-offs.

 .  The Corporation's book value increased to $25.25 per common share at December
   31, from $22.60 a year earlier and $24.96 at   September 30.

NET INTEREST INCOME

   Net interest income on a tax-equivalent basis was $864 million for the fourth quarter. The net interest margin was 3.23%, and average earning assets were $106.2 billion.

   Adjusted for the effects of credit card securitization and the activities of First Chicago Capital Markets, Inc., net interest margin was 3.93%, up from 3.92% a year earlier, and 3.79% in the third quarter. For 1995, the adjusted net interest margin was 3.89%, down from 4.02% in 1994. The adjusted net interest margin has been relatively constant, reflecting the Corporation's policy to maintain a neutral interest rate risk position.

NONINTEREST INCOME

   Total noninterest income was $655 million for the fourth quarter and $2.591 billion for 1995.

   Credit card fee revenues were $228 million for the quarter. When adjusted for the impact of securitization and the change in the classification of payments to United Airlines for the Mileage Plus program, these revenues increased 22% from the year-ago quarter.

   Market-driven revenues, which include trading profits and securities gains, totaled $101 million, including a $19 million loss on the sale of investment securities. Market-driven revenues were $88 million in the year-ago quarter and $153 million in the third quarter. Combined trading profits were $48 million, up from $18 million in the year-ago quarter and down from $85 million in the third quarter, which benefited from robust foreign exchange activity.

   Equity securities gains for the fourth quarter were $72 million, including

$69 million from the venture capital portfolio and $3 million related to corporate finance activities. Equity securities gains were $71 million in the year-ago quarter and $66 million in the third quarter of 1995.

   Fiduciary and investment management fees increased to $114 million in the fourth quarter, from $94 million in the fourth quarter of 1994 and $97 million in the 1995 third quarter.

NONINTEREST EXPENSE

   Noninterest expense was $821 million in the fourth quarter before the $267 million of merger-related costs. Noninterest expense was $806 million in the year-ago quarter and $827 million in the third quarter. The ratio of total operating expenses to total revenues (net interest income and noninterest income) was 54% for the fourth quarter and 55% for the full year.

   In 1994, noninterest expense included Mileage Plus payments that now reduce credit card fee revenue. Adjusted for this, merger-related costs and certain special items in both years, 1995's noninterest expenses increased 4% over 1994.

CREDIT QUALITY

   The provision for credit losses was $210 million in the fourth quarter, including $170 million for the consumer portfolios and $40 million for commercial credits. This compares with a combined provision for credit losses of $96 million in the fourth quarter of 1994 and $125 million in the third quarter of 1995. For the year, the provision for credit losses was $510 million, compared with $276 million in 1994. A significant portion of the increase in the provision was related to record growth in credit card receivables during 1995 and increases in the charge-off rate on credit cards.

   Nonperforming assets were $397 million at December 31, compared with $351 million at year-end 1994 and $332 million at September 30, 1995. Nonperforming assets were just 0.6% of loans and other real estate.

   The Corporation's allowance for credit losses was $1.338 billion at December 31, representing 369% of nonperforming loans. Of the total allowance,

$999 million was related to commercial exposure and $339 million to the consumer portfolios. The allowance related to commercial exposure was 275% of commercial nonperforming loans.

   Net charge-offs in the fourth quarter were $107 million. Consumer net charge-offs were $84 million, and commercial net charge-offs were $23 million. For the full year, consumer net charge-offs were $252 million, primarily related to credit cards, and commercial net charge-offs were $12 million.

   The net charge-off rate for managed credit card receivables was 4.5% for the fourth quarter, compared with 3.5% a year earlier and 4.0% in the third quarter. For the year, the net charge-off rate for managed credit card receivables was

4.1% compared with 3.5% in 1994.

CAPITAL MANAGEMENT

   The estimated Tier 1 risk-adjusted capital ratio was 7.8% at December 31, and the total risk-adjusted capital ratio was approximately 11.9%. Both ratios remain significantly above the "well-capitalized" regulatory guidelines.

   In the fourth quarter, the Corporation announced a 9% increase in the quarterly common stock dividend rate to $0.36 per share, which was paid January 1, 1996.

FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY

                                                                   Three Months Ended December 31
                                                                 ----------------------------------
(Dollars in millions, except per share data)                         1995         1994      Change
                                                                 ------------  ----------  --------
Net interest income--tax-equivalent basis......................     $    864    $    778      + 11%
Provision for credit losses....................................          210          96         -
Noninterest income.............................................          655         622      +  5
Operating expense..............................................          821         806      +  2
Merger-related costs...........................................          267           -         -
Net income.....................................................          126         315      - 60

Earnings per share
  Primary
    Net income.................................................     $   0.37    $   0.94      - 61
    Average common and common-equivalent shares (in millions)..        320.0       323.7      -  1

  Fully diluted
    Net income.................................................     $   0.37    $   0.93      - 60
    Average shares, assuming full dilution (in millions).......        326.9       330.5      -  1

Average balances
  Loans........................................................     $ 62,258    $ 52,580      + 18%
  Earning assets...............................................      106,187      98,197      +  8
  Total assets.................................................      123,773     114,306      +  8
  Common stockholders' equity..................................        7,998       7,219      + 11
  Stockholders' equity.........................................        8,488       7,831      +  8

Net interest margin............................................         3.23%       3.14%     +  3%
Return on assets...............................................         0.40        1.09      - 63
Return on common stockholders' equity..........................          5.9        16.7      - 65

                                                                  Twelve Months Ended December 31
                                                                 ----------------------------------
(Dollars in millions, except per share data)                         1995         1994      Change
                                                                 ------------  ----------  --------
Net interest income--tax-equivalent basis......................     $  3,311    $  3,043      +  9%
Provision for credit losses....................................          510         276      + 85
Noninterest income.............................................        2,591       2,393      +  8
Operating expense..............................................        3,268       3,220      +  1
Merger-related costs...........................................          267           -         -
Net income.....................................................        1,150       1,221      -  6

Earnings per share
  Primary
    Net income.................................................     $   3.45    $   3.62      -  5
    Average common and common-equivalent shares (in millions)..        322.9       322.7         -

  Fully diluted
    Net income.................................................     $   3.41    $   3.58      -  5
    Average shares, assuming full dilution (in millions).......        330.1       330.8         -

Average balances
  Loans........................................................     $ 58,944    $ 50,102      + 18%
  Earning assets...............................................      105,306      92,598      + 14
  Total assets.................................................      122,370     107,846      + 13
  Common stockholders' equity..................................        7,765       7,044      + 10
  Stockholders' equity.........................................        8,335       7,730      +  8

Net interest margin............................................         3.14%       3.29%     -  5%
Return on assets...............................................         0.94        1.13      - 17
Return on common stockholders' equity..........................         14.3        16.6      - 14

                                                                           At December 31
                                                                 ----------------------------------
                                                                     1995         1994      Change
                                                                 ------------  ----------  --------
Assets.........................................................     $122,002    $112,763      +  8%
Loans..........................................................       64,434      55,176      + 17
Deposits.......................................................       69,106      64,895      +  6
Common stockholders' equity....................................        7,961       7,198      + 11
Stockholders' equity...........................................        8,450       7,809      +  8


FIRST CHICAGO NBD CORPORATION
CAPITAL DATA

---------------------------------------------------------------------------------------------
                                       12/31/95    9/30/95    6/30/95    3/31/95    12/31/94
---------------------------------------------------------------------------------------------
Common Equity/Assets Ratio (1)......        6.9%       6.8%       6.7%       6.7%        6.8%
Risk-Based Capital Ratios: (1)(2)...
  Tier 1............................        7.8%       8.2%       8.5%       8.4%        8.6%
  Total.............................       11.9%      12.4%      12.8%      12.7%       13.0%
Leverage Ratio (1)(2)...............        6.8%       6.9%       7.0%       7.3%        7.3%
Book Value of Common Equity.........     $25.25     $24.96     $24.25     $23.54      $22.60

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 12/31/95 ratios are estimated.